Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement No. 333-182524 on Form S-8 pertaining to the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan, and

2.	Registration Statement No. 333-160509 on Form S-8 pertaining to the OMNOVA Solutions Retirement Savings Plan;
of our reports dated January 25, 2013, with respect to the consolidated financial statements of OMNOVA Solutions Inc. and the effectiveness of internal control over financial reporting of OMNOVA Solutions Inc. included in this Annual Report (Form 10-K) of OMNOVA Solutions Inc. for the year ended November 30, 2012.

/s/ Ernst & Young

Akron, Ohio
January 25, 2013